EXHIBIT xxxxi

THIS OFFER TO PURCHASE made the 28th day of February, 2006

TO:

JJ BARNICKE VANCOUVER LTD.

#800 -- 475 West Georgia Street,

Vancouver, B.C.

V6B 4M9

BETWEEN:

POINTER HOLDINGS LTD. OR NOMINEE

#1535 Pipeline Road

Coquitlam, BC

V3E 3P6

(hereinafter called the “Purchaser”)

AND:

AVANI OXYGEN WATER CORP.

#328—17 Fawcett Road

Coquitlam, BC

V3K 6V2

(hereinafter collectively called the “Vendor”)

We, the undersigned, hereby offer to purchase those lands municipally described as #328-#334 17 Fawcett Road, B.C. having a legal description and more particularly known as Strata lots 28-34, DL20/21, Plan LMS 1898 (hereinafter called the “Lands”) and as shown on the attached title search as Schedule A on the following terms and conditions:

1.

THE PURCHASE PRICE shall be the sum of One Million Two Hundred Twenty Six Thousand Dollars ($1,226,000.00) payable as follows:

(a)

FIRST DEPOSIT – Within 24 hours of acceptance of this Offer, the sum of Ten Thousand Dollars ($10,000.00) shall be paid to JJ Barnicke Vancouver Ltd., to be held in an interest bearing trust account with interest accruing to the Purchaer.  The sum of Ten Dollars ($10.00) shall be non-refundable and shall be consideration for the Vendor not revoking this Offer during the conditional precedent period.

(b)

INCREASED DEPOSIT – Upon the removal of all conditions precedent, the Purchaser  shall increase the deposit to One Hundred Thousand Dollars ($100,000.00) within Twenty-Four (24) hours of removal which sum shall be paid to JJ Barnicke Vancouver Ltd. to be held in an interest bearing account with interest accruing to the Purchaser.  The said amount to be non-refundable.

(c)

BALANCE OF PURCHASE PRICE – the balance of the purchase price, namely the amount of One Million One Hundred Twenty Six Thousand Dollars ($1,126,000.00) shall be payable by way of cash or solicitor’s certified trust cheque at the time of closing as herein provided.

2.

THIS OFFER IS subject to the following conditions precedent being satisfied or waived by the Purchaser by March 20, 2006.

(a)

The Purchaser’s inspection and approval of the title search and all related charges

(b)

The Purchaser receiving and approving all building plans including all strata minutes.

(c)

The Purchaser receiving financing in an amount and on terms to the sole satisfaction.

(d)

The Purchaser being satisfied with the costs and the feasibility of their proposed renovations.

If the Purchaser fails to notify the Vendor, in writing that the conditions precedent have been satisfied or waived on or before 5 PM on March 20, 2006, specified or by such time as may be subsequently agreed, then this agreement will become null and void and the deposit with accrued interest will be returned in its entirety to the Purchaser, except as herein provided.

These conditions precedent are for the sole benefit of the Purchaser. The Purchaser has the right to waive the conditions precedent at its discretion within the time stipulated and proceed with the transaction herein contemplated.

3.

THE SALE SHALL be closed on May 31, 2006 at the appropriate Land Title Office.  All adjustments both incoming and outgoing with respect to rent, taxes, utilities, and other items normally adjusted between a Vendor and a Purchaser with respect to the Lands, shall be made as of the day of closing of the transaction.

The obligation of the Purchaser to complete the purchase and sale transaction herein contemplated will be subject to the condition that all of the obligations herein of the Vendor will have been performed by the Vendor in accordance with this Agreement except as may be waived in writing by the Purchaser, and that all representations, warranties, covenants and agreements in this Agreement or any document delivered in connection with the transaction herein contemplated will be true and correct at and as of the time of closing as though such representations, warranties, covenants and agreements were made at and as of the time of closing.

4.

THE VENDOR represents and warrants that:

(a)

the Vendor is the owner of the lands and has the power to dispose of the same free and clear of all encumbrances save for the encumbrances as shown in the attached title search as Schedule A;

(b)

there will be no tenancies affecting the lands at the time of closing;

(c)

the Vendor is not aware of any expropriation or other proceedings by the City of the Coquitlam or any other department or government agency or engineering department or any utility company which has jurisdiction over the Lands which may affect the size of the Lands, the use of the Lands or access to the Lands with the exception of the necessary stipulations required by the City of Coquitlam in order to obtain a rezoning;

(d)

the Vendor is not aware of any outstanding orders against the Lands by the Fire Warden, Health Department, Building or Engineering Department of the City of Coquitlam or any other department or government agency which has jurisdiction over the Lands and that all improvements and additions conducted by the seller on the property have been completed with appropriate City approvals and permits;

(e)

subject to and without limiting the other representations and warranties herein contained, the Lands will be maintained and transferred to the Purchaser in the same condition as inspected by the Purchaser;

(f)

the Vendor is not a non-resident of Canada within the meaning of the Income Tax Act;

(g)

at the time of closing, the Vendor shall deliver a certificate executed by a senior officer of the Vendor familiar with the Lands stating that at such time the above representations and warranties continue to be true and correct, stating details thereof;

(h)

the Vendor to the best of their knowledge do not believe their operation left any contaminants in the building;

(i)

there is no material litigation or material proceeding pending or threatened with respect to the Vendor or the lands, other than legal action with the Vendor (Strata Corp.) as plaintiff;

(j)

the Vendor has not received written notice of any actions, suits, proceedings, investigations, complaints, orders, directives or notices of defect or non-compliance by or before a court of competent jurisdiction, governmental commission, department, board, authority or administrative, licensing or regulatory agency, body or office issued, pending or threatened against the Vendor or in respect of the Lands;

(k)

no person has a leasehold interest in the Lands as of the Completion Date;

(l)

no lien under the Builder’s Lien Act exists or is claimed in respect of the Lands or by any part thereof;

(m)

the Vendor shall remove all equipment, plumbing lines connected to the equipment and production areas from the warehouse/plant area when they vacate at their cost and return the building to base building standard for production area.

5.

IT IS UNDERSTOOD and agreed that the Purchaser shall have the right to assign its rights and obligations under this agreement or direct a transfer of the Lands to another party with the consent of the Vendor, such consent not to be unreasonable withheld, but in such case the Purchaser shall remain liable in respect of its obligations hereunder.

6.

TIME SHALL BE of the essence of this Agreement.

7.

IT IS UNDERSTOOD that there are no representations, warranties, guarantees, promises or agreements other than those contained in this Agreement and that the Vendor will have vacated the premises by the closing date.

8.

THE LANDS SHALL be at the risk of the Vendor until the time of the closing of the sale and purchase of the Lands, and thereafter at the risk of the Purchaser.

9.

THE VENDOR WILL convey the Land to the Purchaser by delivering to the Purchaser at or before the time of closing a Transfer of an Estate in Fee Simple (the “Transfer”), in registrable form.  The Purchaser shall bear the cost of the conveyance, and the Vendor shall bear the cost of clearing title of any charges.  The Vendor shall bear the cost of Real Estate commissions payable.

At least Three (3) business days prior to the day of the closing the Purchaser shall cause its solicitors to prepare and deliver to the Vendor all documents reasonably required by the Vendor’s solicitors to complete this transaction in accordance with terms including the Transfer, a statement of adjustments, an assignment of the Vendor’s interest in any outstanding guarantees, warranties, or indemnities with respect to the Lands, and documents as may be reasonably necessary for more perfectly and absolutely transferring, assuring and vesting title to the Lands in the Purchaser as contemplated hereby.

If the Vendor has existing financial charges to be cleared from title the Vendor, while still required to clear such charges, may wait to pay and discharge existing financial charges until immediately after receipt of the purchase price, but in this event, the Purchaser may pay the purchase price to a lawyer or notary in trust, on undertakings to pay and discharge the financial charges, and remit the balance, if any, to the Vendor.

If the Purchaser is relying upon a new mortgage to finance the purchase price the Purchaer, while still required to pay the purchase price on completion date, may wait to pay the purchase price to the Vendor until after the transfer and new mortgage documents have been pledged for registration in the appropriate land title office; but only if, before such lodging, the Purchaser has: (a) made available for tender to the Vendor that portion of the purchase price not secured by a new mortgage, and (b) fulfilled all the new mortgage conditions for funding except lodging the mortgage for registration; and (c) made available to the Vendor, a Lawyer’s or notary’s undertaking to pay the purchase price upon the lodging of the transfer of the mortgage proceeds provided that for greater certainty, such payment of the purchase price must occur on the Completion Date.

10.

Both parties acknowledge that the Purchaser has an agency relationship with JJ Barnicke Vancouver Ltd. and the Vendor has a relationship with Cushman & Wakefield LePage Inc.

11.

THIS OFFER TO PURCHASE is irrevocable and shall be open for acceptance by the Vendor up to 5:00pm on March 1, 2006 and, upon acceptance by the Vendor, will constitute a binding agreement for the purchase and sale of the said Lands on the terms and conditions contained herein.  In the event that this Offer to Purchase is not accepted by the Vendor on or before the aforesaid time and date, then this Offer to Purchase shall be null and void.

12.

IN THE EVENT that the Purchaser fails to complete the transaction contemplated herein after removal of subject conditions, then the deposit monies shall be forfeited to the Vendor as liquidated damages.

13.

Acceptance of this Offer may be communicated by facsimile transmission with confirmation of delivery of an accepted offer or by delivery of such a facsimile without limiting other methods of communicating acceptance available to the parties.

14.

The Vendor shall be responsible to pay the real estate commission as per the Listing Agreement.  The said commission to be paid immediately on the closing date from the proceeds of sale.

15.

The proceeds of the existing legal action by the Strata Corp. against the developer and related parties shall be divided equally between the Vendor and Purchaser if resolved on or before December 31, 2007.

The Purchaser has executed this Offer to Purchase on the 28th day of February, 2006.

POINTER HOLDINGS LTD. OR NOMINEE

Per: /s/ Claude Nobauer

    Authorized Signatory

The Vendor has executed this Offer to Purchase on the 1st day of March, 2006

AVANI OXYGEN WATER CORP.

Per: /s/Sui Fong Lam

Authorized Signatory

OFFER TO PURCHASE

AMENDMENT

DATE: March 15, 2006

RE: ADDRESS: #328-#334 – 17 Fawcett Road, Coquitlam, B.C.

FURTHER TO THE OFFER TO PURCHAE DATED: February 28, 2006

MADE BETWEEN Avani Oxygen Water Corp.

AS VENDOR, AND Pointer Holdings Ltd. or Nominee

AS PURCHASER AND COVERING THE ABOVE MENTIONED PROPERTY, THE UNDERSIGNED HEREBY AGREE AS FOLLOWS:

ALL OTHER TERMS AND CONDITIONS CONTAINED IN THE SAID AGREEMENT REMAIN THE SAME AND IN FULL FORCE AND EFFECT.

POINTER HOLDINGS LTD. OR NOMINEE

Per: /s/ Claude Nobauer